Exhibit 35.1

Wachovia Corporation 301 South College Street Charlotte, NC 28288-5578
WACHOVIA AUTO OWNER TRUST 2008-A
Officer’s Certificate of the Master Servicer
Annual Statement as to Compliance

WDS Receivables LLC	U.S. Bank. National Association
444 East Warm Springs Road	60 Livingston Avenue, EP-MN-WS3D
Las Vegas, Nevada 89119	St. Paul, MN 55107-2292
Attn: Keith Ford

Wachovia Auto Owner Trust 2008-A	Moody’s Investors Service, Inc.
c/o Wilmington Trust Company	ABS Monitoring Department
Rodney Square North	99 Church Street
1100 North Market Street	New York, New York 10007
Wilmington, Delaware 19890-0001

Standard & Poor’s Ratings Services
Attention: Asset Backed Surveillance Department
55 Water Street
New York, New York 10041
Pursuant to §3.11(a) of the Servicing Agreement dated as of June 1, 2008, (the “Agreement”) among Wachovia Bank, National Association, as Seller and Servicer, Wachovia Auto Owner Trust 2008-A, as Issuer, and U.S. Bank, as Indenture Trustee, the undersigned officer hereby certifies that:
1. A review of the activities of the Servicer from June 1, 2008 through December 31, 2008, and of its performance under the Agreement has been made under such officer’s supervision,
2. To the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout the reporting period.

Dated: March 27, 2009	WACHOVIA BANK, NATIONAL ASSOCIATION As Master Servicer,
/s/ William Nelson
William Nelson
Vice President